EXHIBIT 99.1

Cleco Confirms Receipt of Indications of Interest

PINEVILLE, LA., June 23, 2014 - Cleco Corporation (NYSE: CNL) today announced that it has recently received indications of interest from third parties with respect to a strategic transaction. Cleco has retained Goldman Sachs & Co. and Tudor, Pickering, Holt & Co. as its financial advisors, and Locke Lord LLP as its legal advisor, to assist the Board of Directors in reviewing and evaluating any proposals and comparing any such proposals to Cleco’s standalone strategic plan. The independent members of Cleco’s Board of Directors have also retained Hunton & Williams LLP as legal counsel. Consistent with the Board’s fiduciary duties, the Company will work with its financial and legal advisors to consider and evaluate these indications of interest and other potential opportunities in comparison to the Company’s long-term strategic plan.

The Company has not established a definitive timeline to complete this review and no decision has been reached at this time. There can be no assurance that the review being undertaken will result in a merger or business combination, or a path different from the Company’s current strategic plan. The Company does not intend to make any further announcements regarding the review unless and until the Board of Directors has approved a specific transaction or other course of action requiring disclosure.

Cleco Corporation is a public utility holding company headquartered in Pineville, La. Cleco owns a regulated electric utility company, Cleco Power LLC, which is engaged principally in the generation, transmission, distribution and sale of electricity primarily in Louisiana. Cleco Power owns 11 generating units with a total nameplate capacity of 3,340 megawatts. Cleco Power serves approximately 284,000 customers in Louisiana through its retail business and supplies wholesale power in Louisiana and Mississippi. For more information about Cleco, visit www.cleco.com.

###

Contacts:

Robbyn Cooper
robbyn.cooper@cleco.com
318-484-7136

Joele Frank
Barrett Golden / Jed Repko
212-355-4449